Exhibit (a)(1)(B)

This Letter of Transmittal outlines the definitive terms and conditions under which Noteholders tender their Notes through CDS Clearing and Depositary Services Inc. ("CDS") online tendering system ("CDSX") to CIBC Mellon Trust Company (the "Depositary") for acceptance of the Offer by ACE Aviation Holdings Inc. to purchase all of the issued and outstanding 4.25% Convertible Senior Notes due 2035 (the "Notes") of ACE Aviation Holdings Inc. In order to tender such Notes, you must direct your investment dealer, stockbroker, bank, trust company or other nominee to accept the Offer in the manner required by your nominee.

Noteholders who have transferred their Notes to the account of the Depositary (the "Depositary’s Account") held with CDS are deemed to have completed this Letter of Transmittal which will further be deemed to be completed by CDS on behalf of such Noteholders.

The terms, conditions and definitions used in the Offer to Purchase and Circular of ACE Aviation Holdings Inc. dated December 12, 2008 (the "Offer") are incorporated by reference in this Letter of Transmittal. Capitalized terms used and not defined herein have the meanings given to them in the Offer.

LETTER OF TRANSMITTAL

in respect of the Offer of

ACE AVIATION HOLDINGS INC.

to purchase all of the issued and outstanding
4.25% Convertible Senior Notes due 2035 of ACE Aviation Holdings Inc.
at a Purchase Price of $900 for each $1,000 Principal Amount of Notes

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (MONTREAL TIME) ON JANUARY 19, 2009 (AS IT MAY BE EXTENDED, THE "EXPIRY TIME") UNLESS THE OFFER IS EXTENDED, VARIED OR WITHDRAWN.

By transferring his, her or its Notes to the Depositary’s Account with CDS through the Noteholder's CDS participant, a Noteholder is deemed to complete, authorize and execute this Letter of Transmittal and to consent to the matters contained herein.

TO:	ACE AVIATION HOLDINGS INC. (the "Corporation")
AND TO:	CIBC MELLON TRUST COMPANY, as depositary (the "Depositary")

The Noteholder has validly transferred and delivered Notes through CDSX to the Depositary’s Account with CDS (the "Deposited Notes") and, subject only to the provisions of the Offer regarding withdrawal, irrevocably accepts the Offer for such Deposited Notes upon the terms and conditions contained in the Offer and this Letter of Transmittal and hereby assigns all right, title and interest therein to the Corporation.

The Noteholder:

1.	acknowledges receipt of the Offer;

2.
on and subject to the terms and conditions of the Offer, deposits and sells, assigns and transfers to the Corporation all right, title and interest in and to the Deposited Notes, including any and all rights and benefits arising from the Deposited Notes and any rights and benefits under the Notes Indenture, effective from the Expiry Time, unless the Offer is withdrawn by the Corporation;

3.
represents and warrants that (i) its CDS participant has full power and authority to deposit, sell, assign and transfer the Deposited Notes on its behalf, (ii) it owns the Deposited Notes being deposited through its CDS participant free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of the Deposited Notes to any other person, (iii) the deposit of the Deposited Notes complies with applicable securities laws, and (iv) if and when the Deposited Notes are taken up by the Corporation, the Corporation will acquire good title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever;

4.
directs the Corporation and the Depositary, upon the Corporation taking up and paying for the Deposited Notes, to pay for the Deposited Notes validly deposited pursuant to the Offer and not validly withdrawn through a wire transfer to CDS for the account of the Noteholder's CDS participant;

5.	waives any right to receive notice of purchase of the Deposited Notes;

6.
irrevocably constitutes and appoints the Corporation, and any other persons designated by the Corporation in writing, as the true and lawful agents, attorneys and attorneys-in-fact of CDS, on behalf of the Noteholder with respect to the Deposited Notes deposited herewith and taken up by the Corporation, effective from and after the Expiry Time, with full power of substitution, in the name of and on behalf of CDS and the Noteholder with respect to the Deposited Notes (such power of attorney being deemed to be an irrevocable power coupled with an interest):

(a)	to register or record the transfer and/or cancellation of such Deposited Notes on the appropriate registers (as applicable);

(b)
to exercise any and all rights in respect of the Deposited Notes, including, without limitation, to vote any or all Deposited Notes, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to the Corporation in respect of any or all Deposited Notes, to revoke any such instrument, authorization or consent given prior to or after the Expiry Time, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of CDS, on behalf of the Noteholder in respect of the Deposited Notes, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Noteholders; and

(c)	to exercise any other rights of a holder of Deposited Notes.

7.
covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable in connection with the foregoing or the Offer in order to complete the sale, assignment and transfer of the Deposited Notes;

8.
acknowledges that all authority conferred or agreed to be conferred by CDS and by the Noteholder in respect of the Deposited Notes is, to the maximum extent permitted by law, irrevocable and coupled with an interest and shall survive the death or incapacity, bankruptcy or insolvency of CDS, and of the Noteholder, and that all obligations of CDS and the Noteholder in respect of the Deposited Notes herein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of CDS and of the Noteholder in respect of the Deposited Notes; and

9.
shall be deemed to have agreed and acknowledged that (i) all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Deposited Notes, will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law, (ii) the Corporation reserves the absolute right to reject any or all deposits of Deposited Notes determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions set forth in the Offer and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful under the laws of any jurisdiction, (iii) the Corporation reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Deposited Notes, (iv) no deposit of Deposited Notes will be deemed to be properly made until all defects and irregularities have been cured or waived, (v) none of the Corporation, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice, and (vi) the Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

CDS & CO.

By:
Authorized Signing Officer

Dated:	, 2008